ILLUMINA, INC.
Compensation Recovery Policy
The Board of Directors of Illumina, Inc. (the “Company”) has adopted this Compensation Recovery Policy (the “Policy”), as required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the Nasdaq National Market listing standards. This Policy is intended to further strengthen the relationship between executive pay and stockholder value. Accordingly, as set forth in this Policy, it may be required or otherwise appropriate for the Company to recover certain incentive compensation of its executive officers (as defined below). This Policy shall be effective as of May 2, 2023 (the “Effective Date”).

1.Applicability. This Policy applies to all current or former executive officers of the Company (as defined in Rule 10D-1(d) under the Exchange Act, collectively, the “Covered Employees”). Each Covered Employee shall be required to execute a Compensation Recovery Policy Acknowledgement and Agreement in the form attached as Exhibit A hereto.
2.Administration. The Policy will be administered by the Compensation Committee of the Board of Directors (the “Committee”) unless the independent members of the Board of Directors determine to administer the Policy in lieu of the Committee (the Committee or such group of independent members, as applicable, in its role administering the Policy, the “Administrator”). The Administrator shall have the full power and authority to make all determinations under this Policy, including without limitation, to interpret the Policy, determine whether it applies and, if so, the amount of compensation to be repaid or forfeited by the Covered Employee. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and employees. The Administrator may delegate administrative duties to one or more officers or employees of the Company. Any action or, where permitted by this Policy, inaction by the Administrator with respect to a Covered Employee under this Policy shall in no way limit the Administrator’s actions or, where permitted by this Policy, decision not to act with respect to any other Covered Employee subject to this Policy or under a similar policy, agreement, or arrangement, nor will any such action or, where permitted by this Policy, inaction serve as a waiver of any rights the Company may have against any Covered Employee other than as set forth in this Policy. To the extent permitted by this Policy, he Administrator may apply these provisions differently to each such Covered Employee, in its good faith discretion, taking into account, among others, (i) whether the assertion of a claim may violate applicable law or prejudice the interests of the Company (including but not limited to any prejudice to the interests of the Company in any proceeding or investigation), (ii) whether other penalties or punishments are being imposed on the Covered Employee, including by third parties, or any governmental or regulatory authority (including, without limitation action taken under Section 304 of the Sarbanes-Oxley Act of 2002), (iii) the nature of the events that led to the Recoverable Event, (iv) the Covered Employee’s conduct, role and responsibilities with respect to the events that led to a Recoverable Event, and (v) such other factors as determined by the Administrator. Any determination that recovery from a Covered Employee pursuant to this Policy would be impracticable, to the extent such a determination is permitted under this Policy, shall be made by the Administrator for so long as it consists of independent directors or otherwise by a majority of the independent directors of the
3.Recoverable Amounts and Forfeiture. In the event the Company is required to prepare a Covered Financial Restatement (as defined below), the Administrator shall seek reasonably promptly the recovery of any Recoverable Amount (as defined below) received by such Covered Employee during the three completed fiscal years immediately preceding the Triggering Date (as defined below) or any transition period as specified in Rule 10D-1(b)(1)(i)(D) under the Exchange Act. Unless otherwise specified by the Administrator, such Covered Employee shall be required to forfeit or repay the Recoverable Amount within ninety (90) days following the date he or she is informed that he or she holds or has received the Recoverable Amount from the Company. The Administrator shall have discretion to determine the appropriate procedures and means by which a recovery of any Recoverable Amount shall be implemented, including through canceling or recouping other compensation earned by the Covered Employee.
Notwithstanding the foregoing, the Administrator shall have discretion on whether or not to seek the recovery of any Recoverable Amount to the extent explicitly permitted under the listing requirements of the exchange(s) on which the Company’s securities are publicly traded implementing the requirements of Rule 10D-1(d) under the Exchange Act, including with respect to Incentive Compensation that was received by a Covered Employee (A) prior to beginning service as an executive officer or (B) who did not serve as an executive officer (as defined above) of the Company at any time during the performance period for such Incentive Compensation.
For purposes of this Policy:
(1) “Covered Financial Restatement” means an accounting restatement required due to material noncompliance by the Company with any financial reporting requirements under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(2) “Financial Reporting Measure” means a measure determined in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure derived in whole or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.
(3) “Incentive Compensation” means any compensation that is granted, earned or becomes vested (including any amounts or awards deferred with respect thereto) wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, compensation that is earned solely based on service or the passage of time, shall not be considered Incentive Compensation for purposes of this Policy.
Incentive Compensation shall be considered to be “received” by a Covered Employee in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation is achieved or attained, even if the payment or grant of the Incentive Compensation occurs after the end of that fiscal period.
(4) “Recoverable Amount” means the amount of Incentive Compensation received by a Covered Employee from the Company in excess of the amount that would have been received had it been determined based on the restated amounts. The amount of a Recoverable Amount shall be determined without regard to any taxes paid by the Covered Employee and shall in all instances be determined in the good faith discretion of the Committee. In the event a Recoverable Amount is not subject to mathematical recalculation directly from the information in the Covered Financial Restatement, the Administrator shall have discretion to determine the Recoverable Amount, provided that, to the extent the Financial Reporting Measure is stock price or total shareholder return, the Recoverable Amount must be based on a reasonable estimate of the effect of the Covered Financial Restatement on such Financial Reporting Measure.
(5) “Triggering Date” means the earliest to occur of (i) the date the Company’s Board of Directors, a committee of the Board of Directors, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Financial Restatement or (ii) the date a court of competent jurisdiction, regulator, or other legally authorized body directs the Company to prepare a Covered Financial Restatement.
4.Enforceability. The adoption of this Policy does not mitigate, and is intended to enhance, the effect of any recoupment, forfeiture or similar policies in any equity award agreement, employment agreement or similar agreement in effect prior to the Effective Date. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.
5.Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law, provided, however, to the extent that any provision of this Policy is found to be subject to, or unenforceable or invalid under, any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
6.Amendment, Modification and Termination. This Policy may at any time or from time to time be amended, modified or terminated by the Administrator in its sole and absolute discretion.
7.Miscellaneous provisions To the extent that the application of this Policy would provide for recovery of Incentive Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-

Oxley Act or other recovery obligations, the amount the relevant Covered Person has already reimbursed the Company will be credited to the required recovery under this Policy. This Policy will not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law. This Policy will be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A
COMPENSATION RECOVERY POLICY ACKNOWLEDGEMENT AND AGREEMENT
This Compensation Recovery Policy Acknowledgement and Agreement (the “Agreement”) is entered into as of the day of , 202 , between Illumina, Inc. (the “Company”) and (the “Covered Employee”).
WHEREAS, Covered Employee is an “executive officer” of the Company as defined in Rule 10D-1(d) under the Securities Exchange Act of 1934;
WHEREAS, the Company’s Board of Directors has adopted a Compensation Recovery Policy, as the same may be amended from time-to-time (the “Policy”); and
WHEREAS, in consideration of, and as a condition to the receipt of, future performance- based compensation, Covered Employee and the Company are entering into this Agreement.
NOW, THEREFORE, the Company and Covered Employee hereby agree as follows:
1.Covered Employee acknowledges receipt of the Policy, a copy of which is attached hereto as Annex A and is incorporated into this Agreement by reference. Covered Employee has read and understands the Policy and has had the opportunity to ask questions of the Company regarding the Policy.
2.Covered Employee hereby acknowledges and agrees that the Policy shall apply to any Incentive Compensation (as defined in the Policy), and all such Incentive Compensation shall be subject to repayment or forfeiture under the Policy.
3.Each award agreement or other document setting forth the terms and conditions of Incentive Compensation granted to Covered Employee may include a provision incorporating the requirements of the Policy; provided that the Company’s failure to incorporate the Policy into any award agreement or other document shall not waive the Company’s right to enforce the Policy. In the event of any inconsistency between the provisions of the Policy and the applicable award agreement or other document setting forth the terms and conditions of any Incentive Compensation, the terms of the Policy shall govern.
4.The repayment or forfeiture of any Recoverable Amount (as defined in the Policy) pursuant to the Policy and this Agreement shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other remedies available to the Company, including, without limitation, enforcing the forfeiture and repayment provisions under the Company’s equity incentive plan. This Agreement and the Policy shall not replace, and shall be in addition to, any rights of the Company to recover any Recoverable Amount, or any other compensation, from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002; provided that, to the extent required by applicable law, any amount recoverable from chief executive and chief financial officers under Section 304 of the Sarbanes-Oxley Act of 2002 would be credited against any Recoverable Amount under the Policy.
5.To the extent that any Recoverable Amount subject to repayment or forfeiture under the Policy is not immediately returned or paid to the Company or forfeited, the Company may, to the extent permitted by law, seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time-to-time by the Company or a subsidiary to Covered Employee for any reason, including, without limitation, wages, future payments of Incentive Compensation, severance, or vacation pay or other benefits.

6.Covered Employee acknowledges that Covered Employee’s execution of this Agreement is in consideration of, and is a condition to, the receipt or vesting by Covered Employee of awards of Incentive Compensation from the Company on and after the date hereof; provided, however, that nothing in this Agreement shall be deemed to obligate the Company to make any such awards to Covered Employee.
7.This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.
8.No modifications, waivers or amendments of the terms of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents. Notwithstanding the foregoing, the Company may amend the Policy at any time, in its sole discretion, as the Company reasonably determines to be necessary or advisable for the Policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other rules or regulations issued by the Securities and Exchange Commission or applicable securities exchanges and Covered Employee hereby consents to any such amendment.
9.To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereof or of any other jurisdiction. Each of this Agreement and the Policy shall survive and continue in full force in accordance with its terms notwithstanding any termination of Covered Employee’s employment with the Company and its affiliates. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Covered Employee, and the successors and assigns of the Company. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Agreement under any law deemed applicable by the Company, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.
10.Any dispute, controversy or claim arising out of or relating to this Policy shall be administered by and in accordance with the then-existing JAMS Comprehensive Arbitration Rules and Procedures. Any dispute regarding the scope of the arbitration (including the matters subject to arbitration and any legal issues arising in the arbitration) shall be resolved by the arbitrators. The parties shall each bear their own expenses in connection with any dispute under or relating to the Policy.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ILLUMINA, INC.	COVERED EMPLOYEE
By:	By:
Name:	Name:
Title:	Date:
Date: